Exhibit 99.1
Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:			AT THE FINANCIAL
RELATIONS BOARD:

Mike Falvey	J. Neal Armstrong	Emily Anderson	Kathy Waller
VP, CFO	VP, Investor Relations	Media Inquiries	Analyst Inquiries
(617) 559-7363	(617) 559-7162	(617) 559-7032	(312) 640-6696
FOR IMMEDIATE RELEASE
Wednesday, November 2, 2005
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR THIRD QUARTER ENDED OCTOBER 1, 2005
Highlights of the Quarter Compared with Q3 2004
•	Worldwide total revenue increased 44%

•	Worldwide sensor revenue increased 37%

•	Worldwide monitor and module sales exceeded 2,100 units, an increase of 114%

•	Net income was $2.6 million in Q3 2005 compared with net income of $0.5 million in Q3 2004 and net income per diluted share was $0.11 compared with net income per diluted share of $0.02 in Q3 2004
Newton, Mass., November 2, 2005—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $19.6 million for the third quarter of 2005, an increase of 44% over revenue of $13.6 million in the third quarter of 2004. Product revenue was $18.6 million, a 39% increase from $13.4 million in the third quarter of 2004.
Gross margin percent for the quarter was 75.1% compared with 76.2% in the third quarter of 2004. The margin decline reflects an increase in unit shipments and a decline in the average selling price of monitors and OEM modules compared with the prior year.
Operating expenses were $12.6 million for the quarter, an increase of 24% from $10.1 million in the third quarter of 2004. Expenses increased in research and development, sales and marketing, and general and administrative areas, but at a slower rate than revenues.
Net income for the quarter was $2.6 million, or $0.11 per share on 24.2 million diluted shares outstanding, compared with net income of $520,000 or $0.02 per share on 22.4 million diluted shares outstanding in the third quarter of 2004.

Aspect Medical Systems, Inc.

“We are very pleased with our performance in the quarter. Worldwide product revenue of $18.6 million increased by 39% last quarter compared with Q3 of 2004. More importantly, we continued to build the foundation for future business. Last quarter, we shipped over 2,100 new monitor and module units increasing our global installed base by 32% to over 29,600 units. The leverage from our high-margin sensor businesses combined with continued disciplined expense management has enabled us to deliver better than expected earnings,” said Nassib Chamoun, president and chief executive officer. “Beyond our financial performance in Q3, the first month of Q4 was significant for another reason. On October 25, the American Society of Anesthesiologists (ASA) House of Delegates adopted a practice advisory on intraoperative awareness and brain function monitoring. The ASA’s practice advisory acknowledges awareness as an important patient safety concern and suggests a series of steps that anesthesiologists should consider to reduce the incidence of awareness and mitigate its effects. We believe that the guidance provided by the ASA advisory, combined with the Sentinel Event Alert issued by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) in October of 2004, supports the need for healthcare facilities to make brain monitoring available in every operating room that serves patients at risk of awareness,” Chamoun said.
ASA Practice Advisory Guidance to Clinicians
The practice advisory is designed to provide guidance to anesthesiologists regarding the safety concern of intraoperative awareness and was approved at the ASA annual meeting in Atlanta, Georgia. The practice advisory acknowledges the reported incidence of intraoperative awareness of one to two cases per thousand patients receiving general anesthesia and recognizes the significant psychological harm that some patients may experience following an episode of awareness. According to the practice advisory, clinicians should conduct a preoperative evaluation to identify patients at risk for intraoperative awareness. The report cites studies and case reports that suggest that certain patient characteristics, surgical procedures and anesthesia techniques may be associated with an increased risk of awareness. The advisory also notes that 69% of all ASA members surveyed as part of the advisory agreed, or strongly agreed, that brain function monitors are valuable and should be used to reduce the incidence of awareness in patients at risk. Although the advisory states that brain monitoring is not indicated for all patients, the advisory concludes that the decision to use a brain function monitor should be made on a case-by-case basis for selected patients.
The ASA practice advisory provides documentation that BIS is the only brain monitoring technology or clinical intervention that has been shown in large scale, prospective clinical research to reduce the incidence of awareness. Specifically, research cited in the ASA practice advisory (and published in The Lancet in May 2004) documented that use of BIS monitoring to help guide anesthetic dosing reduced the risk of awareness with recall in high-risk patients by 82 percent. The U.S. Food and Drug Administration (FDA) granted clearance for BIS monitoring being associated with the reduction of the incidence of awareness with recall in adults during general anesthesia and sedation. This is the only technology to receive this type of clearance from the FDA. A white paper that summarizes the ASA practice advisory and describes an approach for implementing its recommendations can be found on our website (http://www.aspectmedical.com).

Aspect Medical Systems, Inc.

Revenue Analysis — (see attached unaudited consolidated revenue data)
Domestic revenue was $14.6 million for the third quarter and $41.8 million for the nine months ended October 1, 2005, an increase of 40% and 34%, respectively, over comparable periods in the prior year. Domestic sensor revenue increased 28% from Q3 2004 to Q3 2005. The increase resulted from a 25% increase in sensor unit volume combined with a 3% increase in sensor average unit price. Domestic equipment revenue increased by 54% due to a 135% increase in monitor and module units sold partially offset by a 25% decrease in average unit price. Domestic strategic alliance revenue increased $0.8 million in Q3 2005 compared with Q3 2004 due to activity as part of the company’s alliance with Boston Scientific for the development of brain monitoring technology designed to aid the diagnosis and treatment for depression and Alzheimer’s disease.
International revenue was $5.0 million for the third quarter and $13.6 million for the nine months ended October 1, 2005, an increase of 58% and 59%, respectively, over comparable periods in the prior year. The growth in international revenue in Q3 2005 from Q3 2004 reflects a 90% increase in sensor revenue and a 31% increase in equipment revenue.
Liquidity and Capital Resources
At October 1, 2005, the Company had cash, cash equivalents and marketable securities of $53.5 million, stockholders’ equity of $58.7 million and no debt. At December 31, 2004, the Company had cash, cash equivalents and marketable securities of $43.7 million, stockholders’ equity of $45.6 million and total debt of $497,000.
Outlook for the Fourth Quarter of 2005
The Company is forecasting total revenue will be within a range of $20.5 million to $21.0 million and product revenue will be within a range of $19.5 million to $20.0 million during the fourth quarter of 2005 and the net income per share on a diluted basis will be within a range of $0.11 to $0.12.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the third fiscal quarter and management’s outlook for the fourth fiscal quarter of 2005 at 10:00 a.m. Eastern Time today, Wednesday, November 2, 2005. The call can be accessed live by dialing 1-800-819-9193 (domestic), 1-913-981-4911 (international), or access the webcast at http://www.aspectmedical.com on the investor page, or http://www.earnings.com. It also will be available for replay until November 9, 2005, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820-(international), access code 8273841. The web cast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 13.1 million patients and has been the subject of approximately 2,200 published articles and abstracts. BIS technology is installed in approximately 68 percent of hospitals listed in the July 2005 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 41 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 13 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the Company’s expected results of operations for future periods, the impact of the October 2004 Sentinel Event Alert, the impact of the ASA’s guidance concerning intraoperative awareness and the role of brain function monitoring, our ability to maintain profitability, the worldwide market acceptance of the Company’s products and the Company’s ability to maintain market momentum. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not experience a positive impact on its business from the Sentinel Event Alert or the ASA practice advisory, be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including regulatory approval of its XP technology in Japan. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally, and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2005, as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
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Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$18,602	$13,426	$53,683	$39,340
Strategic alliance revenue	991	199	1,735	508

Total revenue	19,593	13,625	55,418	39,848

Costs of revenue	4,877	3,245	14,132	9,287

Gross profit margin	14,716	10,380	41,286	30,561

% of revenue	75.1%	76.2%	74.5%	76.7%

Operating expenses:
Research and development	2,695	1,748	7,080	5,495
Sales and marketing	7,351	6,129	22,120	19,443
General and administrative	2,532	2,241	7,969	6,905

Total operating expenses	12,578	10,118	37,169	31,843

Income (loss) from operations	2,138	262	4,117	(1,282)

Interest income	522	285	1,316	715
Interest expense	(21)	(27)	(48)	(85)

Net Income (loss)	$2,639	$520	$5,385	$(652)

Net income (loss) per share:
Basic	$0.12	$0.03	$0.25	$(0.03)
Diluted	$0.11	$0.02	$0.23	$(0.03)

Shares used in computing net income (loss) per share:
Basic	21,664	20,461	21,325	19,986
Diluted	24,176	22,433	23,737	19,986

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts)

	Three Months Ended			Nine Months Ended
	October 1,	October 2,	%	October 1,	October 2,	%
	2005	2004	Change	2005	2004	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$13,458	$9,835	37%	$39,081	$28,681	36%

Monitors	3,034	2,145	41%	8,879	6,523	36%
Modules	1,490	748	99%	3,848	2,094	84%
Other Equipment	620	698	(11%)	1,875	2,042	(8%)

Equipment	5,144	3,591	43%	14,602	10,659	37%

Total product revenue	18,602	13,426	39%	53,683	39,340	36%
Strategic alliance	991	199	398%	1,735	508	241%

Total Worldwide	$19,593	$13,625	44%	$55,418	$39,848	39%

DOMESTIC
Sensors	$10,765	$8,419	28%	$32,187	$24,824	30%

Monitors	2,207	1,261	75%	5,955	4,036	47%
Modules	267	167	60%	683	434	57%
Other Equipment	398	431	(8%)	1,260	1,497	(16%)

Equipment	2,872	1,859	54%	7,898	5,967	32%

Total Product revenue	13,637	10,278	33%	40,085	30,791	30%
Strategic alliance	991	199	398%	1,735	508	241%

Total Domestic	$14,628	$10,477	40%	$41,820	$31,299	34%

INTERNATIONAL
Sensors	$2,693	$1,416	90%	$6,894	$3,857	79%

Monitors	827	884	(6%)	2,924	2,487	18%
Modules	1,223	581	110%	3,165	1,660	91%
Other Equipment	222	267	(17%)	615	545	13%

Equipment	2,272	1,732	31%	6,704	4,692	43%

Total International	$4,965	$3,148	58%	$13,598	$8,549	59%

UNITS
WORLDWIDE
Sensors	991,000	702,000	41%	2,814,000	2,048,000	37%
Monitors	787	436	80%	2,212	1,312	69%
Modules(a)	1,350	562	140%	3,624	1,456	149%
Installed Base(b)				29,650	22,395	32%

DOMESTIC
Sensors	668,000	536,000	25%	2,013,000	1,603,000	26%
Monitors	496	191	160%	1,161	613	89%
Modules(a)	241	122	97%	526	278	89%
Installed Base(b)				18,402	14,357	28%

INTERNATIONAL
Sensors	323,000	166,000	95%	801,000	445,000	80%
Monitors	291	245	19%	1,051	699	50%
Modules(a)	1,109	440	152%	3,098	1,178	163%
Installed Base(b)				11,248	8,038	40%
(a) Represents module shipments to OEM customers
(b) Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	October 1,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$38,234	$32,295
Accounts receivable, net	9,838	7,835
Current portion of investment in sales-type leases	1,640	1,698
Inventory, net	4,971	2,224
Other current assets	1,900	1,192

Total current assets	56,583	45,244

Property and equipment, net	3,641	2,662
Long-term marketable securities (A)	15,233	11,439
Long-term investment in sales-type leases	2,234	2,320
Other long-term assets	—	25

Total assets	$77,691	$61,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$311
Accounts payable and accrued liabilities	10,053	9,752
Deferred revenue	4,782	957
Total current liabilities	14,835	11,020

Long-term portion of deferred revenue	4,117	4,898
Long-term debt	—	186
Stockholders’ equity	58,739	45,586

Total liabilities and stockholders’ equity	$77,691	$61,690

(A)	Investments with maturities beyond twelve months are included in long-term investments.
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